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                                                                   EXHIBIT 10.18
                        [LETTERHEAD OF PRI AUTOMATION]


              PRI AUTOMATION TO ACQUIRE EQUIPE TECHNOLOGIES, INC.

    Acquisition Strengthens PRI's Position as a Leading Global Supplier of
                       Semiconductor Automation Systems

               Transaction Expected to be Immediately Accretive

BILLERICA, Mass--October 27, 1997--PRI Automation, Inc., (NASDAQ:PRIA) a leader in semiconductor factory automation, announced today that it has agreed to acquire Equipe Technologies, Inc., the leading supplier of wafer-handling robots for semiconductor process tools. The merger will be effected by the issuance of
4.4 million shares of PRI common stock currently valued at approximately $172 million. The transaction strengthens PRI's position in semiconductor factory automation, one of the fastest growing segments of the semiconductor capital equipment market. The merger extends PRI's ability to deliver complete wafer-flow automation solutions to its semiconductor customers. The acquisition of privately held Equipe will be accounted for as a pooling of interests and is expected to be immediately accretive to PRI's earnings. The acquisition is expected to be completed in early January 1998, and is subject to PRI shareholder approval.

"This acquisition provides a significant addition to PRI's array of wafer-handling solutions," said Mitch Tyson, president of PRI Automation, Inc. "We can now offer our end user and OEM customers an integrated solution to their automation needs that optimizes the flow of wafers from chamber to chamber, from bay to bay, and throughout their fabs. Equipe's excellent reputation and outstanding people are a great addition to PRI, and Equipe's Sunnyvale, California location will establish a strong base in Silicon Valley from which we can support our West Coast customers."

Equipe Technologies, Inc. is the leading supplier of wafer-handling robots to semiconductor process tool manufacturers with over 120 OEM accounts worldwide and an installed base of more than 9,000 units. PRI plans to offer process tool manufacturers a complete material-handling, front-end solution consisting of Equipe's wafer-handling technologies and the buffering and interface technologies of PRI's Tool Automation Systems Division.

"This is great news for process tool vendors," remarked G. Dan Hutcheson, president of VLSI Research. "PRI has developed a terrific reputation for its wafer transport systems. With the acquisition of Equipe, PRI extends its capabilities to process tool chambers, which will help break down the barriers that have existed between tools and fab automation."

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PRI AUTOMATION TO ACQUIRE EQUIPE TECHNOLOGIES, INC.
OCTOBER 27, 1997
PAGE 2 OF 3

"We are excited to join forces with the market leader of fab-wide material handling solutions," said James Cameron, chief executive officer of Equipe. "Equipe's process tool automation products fit perfectly with PRI's strategy of providing total automation solutions to semiconductor manufacturers. The combination of our expertise in building high precision, highly reliable wafer-handling robots with PRI's worldwide factory automation experience, strengthens us as a valued partner to both tool manufacturers and semiconductor manufacturers." James Cameron will become president of the Equipe Division of PRI Automation and report to Tyson.

"Automation is a critical enabler for the semiconductor industry, particularly for 300mm wafer tools and fabs," said Mord Wiesler, chairman and CEO of PRI Automation. "By combining the automated material handling expertise of PRI and Equipe with the sophisticated scheduling software capabilities of our recent Interval Logic Corporation acquisition, we will be uniquely positioned to provide an integrated automation solution to optimize wafer flow throughout the fab, improve overall fab productivity and help maximize our customers' return on their capital investments."

ABOUT EQUIPE

Founded in 1990, Equipe Technologies, Inc., designs, manufactures and markets precision vacuum and atmospheric robots for the semiconductor and flat panel industries. With an installed base of more than 9,000 units worldwide, Equipe is the leading supplier of atmospheric robots. In 1996, Equipe ranked ninth on Inc. Magazine's list of Fastest Growing Private Companies in America and was recognized as the fastest growing private company in Silicon Valley by the San Jose Business Journal. The company is headquartered in Sunnyvale, Calif., with sales and service offices worldwide. For more information, visit Equipe's Web site at http://www.equipetech.com.
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ABOUT PRI AUTOMATION

PRI Automation, Inc., headquartered in Billerica, Massachusetts, is a leading global supplier of advanced factory automation systems that enhance the competitiveness of semiconductor manufacturers. PRI is the only company to provide a tightly integrated and flexible hardware and software solution that optimizes the flow of wafers throughout the fab. The company currently has more than 1,600 systems installed at approximately 100 locations worldwide. For more information, visit PRI's Web site at http://www.pria.com.
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SOME STATEMENTS MADE IN THIS RELEASE ARE FORWARD LOOKING. ACTUAL RESULTS COULD
DIFFER MATERIALLY FROM THESE STATEMENTS. CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS ARE LISTED IN PRI'S LATEST FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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